Exhibit 10.3

STERIS CORPORATION

NOTICE OF RESTRICTED STOCK GRANT

This Notice is given as of [Date of Grant] by STERIS Corporation (“STERIS”) to [Director’s Name], a nonemployee Director of STERIS (“Participant”), to memorialize the grant of Restricted Shares to Participant pursuant to the STERIS Corporation 1994 Nonemployee Directors Equity Compensation Plan (the “Plan”) as approved by STERIS shareholders at their annual meeting held on August 25, 1994 (the “1994 Annual Meeting”) and as subsequently amended. (Capitalized terms used in this Agreement and not otherwise defined have the same meanings assigned to them in the Plan.)

1. Grant of Restricted Shares. As of [Date of Grant], STERIS automatically granted to Participant [Number of Shares Granted – referred to below as “X”] Restricted Shares, which grant is hereby memorialized and affirmed. The Restricted Shares are granted as partial payment of the first $14,000 of the annual retainer for services to be rendered by Participant during the Annual Term commencing on the date of the [Current Year] Annual Meeting and continuing through the date of the Annual Meeting of the shareholders of STERIS to be held in [Following Year]. The Restricted Shares are subject to all of the terms and conditions of the Plan. Participant hereby acknowledges receipt of a copy of the Plan, enclosed herewith.

2. Restrictions on Restricted Share Grant. Participant shall not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate any Restricted Shares (a) at any time before [Six Months after Date of Grant] and (b) thereafter, until Participant’s rights with respect to those particular Restricted Shares have vested in accordance with Section 5.3(b) of the Plan.

3. Vesting of Restricted Shares. The Restricted Shares shall vest in increments as follows, provided that Participant remains a director through the dates indicated:

Restricted Shares	Vest On
[2/7 of X]	January 31, [Following Year]
[1/7 of X]	February 28, [Following Year]
[1/7 of X]	March 31, [Following Year]
[1/7 of X]	April 29, [Following Year]
[1/7 of X]	May 31, [Following Year]
[1/7 of X]	June 30, [Following Year]

If Participant ceases to be a Director of STERIS before June 30, [Following Year] for any reason other than death, any Restricted Shares that have not vested will be forfeited. Nothing in this Agreement shall be deemed to confer upon Participant any right to continue as a Director of STERIS.

4. Federal Income Tax Consequences. Whether Participant will recognize income (a) as of the [Date of Grant] grant of Restricted Shares or (b) as and when the restrictions on the Restricted Shares lapse in accordance with the table set forth above, will depend on whether Participant files an election under Section 83(b) of the Internal Revenue Code. If Participant does file such an election, the income will be recognized in [Current Year]. If Participant does not file such an election, the income will be recognized in [Following Year] as and when the restrictions lapse.

IN WITNESS WHEREOF, STERIS has caused this Notice to be executed on its behalf by its duly authorized officer, and Participant has hereunto set his hand, all as of the day and year first written above.

STERIS Corporation

By: /s/ Mark D. McGinley
Mark D. McGinley Vice President, General Counsel, and Secretary	[Director’s Name]

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